Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the Third Quarter, 2015

FORT LAUDERDALE, Florida – November 17, 2015 -- BBX Capital Corporation (“BBX Capital” and/or the “Company”) (NYSE: BBX)  reported financial results for the three months ended September 30, 2015.

BBX Selected Financial Data

Third Quarter 2015 compared to Third Quarter 2014:

•	Total consolidated revenues of $25.5 million vs. $21.9 million
•	Equity income from Woodbridge Holdings, LLC of $10.3 million vs. $7.6 million
•	Recoveries from previously charged off loans of $4.4 million vs. charge of $656,000
•	Accrual of $4.55 million liability in connection with the SEC verdict, of which $3.55 million was recognized during the third quarter of 2015
•	Net loss from BBX Sweet Holdings of ($2.9 million) vs. net income of $1.4 million which in 2014 included a bargain gain of $1.8 million relating to the Helen Grace acquisition
•	Net loss from Renin of ($365,000) vs. ($342,000)
•	Net income attributable to BBX Capital of $3.1 million vs. a net loss of ($1.9) million
•	Diluted earnings per share of $0.18 vs. diluted loss per share of ($0.12)

As of September 30, 2015, BBX Capital had total consolidated assets of $390.7 million, shareholders' equity attributable to BBX Capital of $319.6 million, and total consolidated equity of $320.8 million. At September 30, 2015, BBX Capital’s book value per share was $19.49 vs. $19.16 at December 31, 2014.

“Since the sale of BankAtlantic in 2012, BBX Capital, including its BBX Capital Real Estate Division and its BBX Capital Partners Division, has continued to grow and evolve, reflecting our broader goal of transitioning into a business with diverse cash flow streams and long term growth,” commented Mr. Alan B. Levan, BBX Capital’s Chairman and Chief Executive Officer. “As previously stated, our goal is to increase value over time as opposed to focusing on quarterly or annual earnings. Since we expect our investments to be longer term, we anticipate and are willing to accept that our earnings are likely to be uneven. While capital markets generally encourage short term results, our objective continues to be long term growth as measured by increases in book value per share over time.”

Exhibit 99.1

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BBX Capital Real Estate Division

The BBX Capital Real Estate Division includes our real estate joint ventures and our BankAtlantic legacy portfolio of loans and foreclosed real estate. As previously announced, we are liquidating some legacy real estate and loans while holding and managing others for capital appreciation and development.

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BBX Capital Partners Division

BBX Capital Partners Division is actively engaged in investments in operating companies. BBX Capital Partners Division’s primary investments were Renin Holdings, LLC (“Renin”) and BBX Sweet Holdings as of September 30, 2015.

Renin reported a  net loss of $365,000 during the three months ended September 30, 2015 compared to a $342,000 net loss during the three months ended September 30, 2014. The increase in Renin’s net loss reflects higher selling, general and administrative expenses associated with the hiring of additional sales personnel and marketing initiatives partially offset by a  higher net margin primarily due to changes in product mix. We have added personnel to Renin’s management team, including a new Chief Executive Officer and a  new Vice President and Head of Sales. We believe these and other hires to be top-tier industry talent who will collectively focus on product development, new distribution channels, and improve manufacturing practices at our plants in Canada and the United States.

BBX Sweet Holdings reported net losses of ($2.9) million and net earnings of $1.4 million during the three months ended September 30, 2015 and 2014, respectively. BBX Sweet Holdings net losses resulted from increases in selling, general and administrative expenses as well as from a lower gross margin. The higher selling, general and administrative expenses reflected operating expenses associated with companies acquired and increased compensation expense for the hiring of industry professionals and consulting fees as BBX Sweet Holdings seeks to expand its business both organically and through acquisition. Also included in selling, general and administrative expenses during the third quarter of 2015 were approximately $767,000 of costs to move manufacturing facilities from California to Utah. In 2014, selling, general and administrative expenses included a bargain gain of $1.8 million relating to the Helen Grace acquisition.

Since December 2013, BBX Sweet Holdings has grown to eight brands of candy with production capabilities in chocolates and hard candies including enrobing, molding, panning, caramels and

Exhibit 99.1

toffee manufacturing, candy canes, icing, and taffy products. Our growth during this period includes the initial acquisition of well-known south Florida retailer, Hoffman’s Chocolates, followed by wholesale manufacturer and marketers Williams & Bennett, Jer's Chocolates, Helen Grace Chocolates, Anastasia Confections, The Toffee Box, Kencraft Confections and Droga Chocolates. BBX Sweet Holdings current annualized production is approximately 1.5 million pounds of candy for the year. Expenses (and net losses) for the third quarter and year-to-date are primarily attributable to the integration of new systems, processes, and equipment, including consolidating a 50,000 square foot facility in Lynwood, CA into a facility in American Fork, Utah. Further, as part of the company’s strategy for growth, we have recently hired several key members of management, including a President and a VP of Operations of the Wholesale Division, a President of Hoffman’s Chocolates, our retail division, and appointed one of the founders of an acquired company as VP of Sales. We believe these individuals will add to the expertise of existing personnel and provide experience in manufacturing systems and consolidations, product development, new sales channels, and purchasing synergies. Hoffman’s opened one retail location during the third quarter of 2014; two retail locations during the nine months ended September 30, 2015 and anticipate opening retail locations during the fourth quarter of 2015 and 2016.

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Bluegreen Corporation

Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry. Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC (“Woodbridge”). BBX Capital owns a  46% interest in Woodbridge and BFC owns the remaining 54% of Woodbridge. Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

For the nine months ended September 30, 2015, Bluegreen paid cash dividends of $46.5 million to Woodbridge Holdings, its parent company, and Woodbridge in turn, after expenses, paid $20.7 million of cash dividends pro rata to BBX Capital (46%).

Additional details of BBX Capital’s equity earnings in Woodbridge are in the supplemental tables attached to this press release.

Bluegreen Selected Financial Data

Third Quarter 2015 compared to Third Quarter 2014:

•	System-wide sales of Vacation Ownership Interests ("VOIs") were $162.0 million vs. $151.4 million

Exhibit 99.1

•	Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business strategy (1), of $115.6 million vs. $106.2 million, gross of equity trade allowances(2):
o	Secondary market sales of VOIs were $42.0 million vs. $34.1 million
o	Just-in-time sales of VOIs were $3.1 million vs. $13.2 million
o	Sales of third party VOIs – on a commission basis were $70.4 million vs. $59.0 million which generated sales and marketing commissions of $51.0 million vs. $38.7 million
•	Sales price per guest averaged $2,387 vs. $2,303
•	Tours increased 4% compared to the third quarter of 2014
•	Other fee-based services revenue rose 3% to $24.8 million from $24.1 million
•	Selling and marketing expenses of $81.6 million vs. $73.3 million
•	Net income was $27.0 million vs $21.0 million
•	Generated “free cash flow” (cash flow from operating activities less capital expenditures) of $32.7 million compared to $43.2 million
•	Inventory of VOIs of $214.9 million at September 30, 2015 vs. $194.7 million at December 31, 2014

(1)

Bluegreen’s sales of VOIs under its capital-light business strategy include sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Under “just-in-time” arrangements, Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs. Bluegreen also acquires VOI inventory from resorts' property owner associations ("POAs") and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as "Secondary Market Sales".

(2)       Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

Financial data for BBX Capital Corporation and Bluegreen Corporation is provided in the supplemental financial tables included in this release.

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More complete and detailed information regarding BBX Capital and its financial results, business, operations and risks, are available in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015,  and its Annual Report on Form 10-K for the year ended December 31, 2014, which are available on the SEC's website, www.sec.gov,  and on BBX Capital’s website, www.BBXCapital.com.

For more detailed information regarding Bluegreen and its financial results, business, operations and risks, please see BFC’s financial results press release for the quarter ended September 30, 2015,  BFC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2014,  which is available on the SEC's website, www.sec.gov,  and on BFC’s website, www.BFCFinancial.com.

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Exhibit 99.1

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses. In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation, have a 46% and 54% respective ownership interest in Bluegreen Corporation. As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen. As of September 30, 2015, BBX Capital had total consolidated assets of $390.7 million, shareholders' equity attributable to BBX Capital of $319.6 million, and total consolidated equity of $320.8 million. BBX Capital’s book value per share at September 30, 2015 was $19.49.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Real Estate: www.BBXCapitalRealEstate.com

BBX Capital Partners: www.BBXCapitalPartners.com

BBX Sweet Holdings: www.BBXSweetHoldings.com

Renin Corporation: www.ReninCorp.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

Investor Relations: Leo Hinkley, Managing Director, 954- 940-5300

Email: LHinkley@BBXCapital.com

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 193,000 owners, over 64 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based services, including resort management services, financial services, and sales and marketing services, to or on behalf of third parties. For more information, visit www.BluegreenVacations.com.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include an 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation. BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen. BBX Capital owns the remaining 46% equity interest in Woodbridge. As of September 30, 2015, BFC had total consolidated assets of $1.3 billion, shareholders' equity

Exhibit 99.1

attributable to BFC of $353.8 million, and total consolidated equity of $462.5 million. BFC’s book value per share at September 30, 2015 was $4.18.

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, including the impact of decreases in real estate values or high unemployment rates on our business generally, the value of our assets, the ability of our borrowers to service their obligations and the value of collateral securing our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; risks related to litigation and other professional fees including the adverse judgment in the action brought by the SEC against the Company and its Chairman, risks relating to claims for reimbursement by insurers, and risks relating to the potential loss of services of the Company’s Chairman, and reputational risk,  adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; the risk that the assets retained by the Company in CAM and FAR may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of our assets for impairment.  In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, including, but not limited to, its business plans and strategies with respect to BBX Capital Real Estate and BBX Capital Partners, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses, including its acquisition of Renin Corp., and the acquisitions by BBX Sweet Holdings in the candy and confections industry, may not achieve the returns anticipated or may not be profitable. The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets or expose us to risks associated with real estate development activities, including risks associated with obtaining zoning and entitlements, the risk that our joint venture partners may not fulfill their obligations,  and the risk that the projects will not be developed as anticipated or be profitable.  Additionally, contracts to sell real estate entered into by the Company or its joint ventures may not be completed on the terms provided in the contract, or at all.  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to Woodbridge, and risks inherent in the vacation ownership industry. BBX Sweet Holdings acquisitions and the Company’s acquisition of Renin Corp. exposes us to the risks of their respective businesses, which includes the amount and terms of indebtedness associated with the

Exhibit 99.1

acquisitions which may impact our financial condition and results of operations and limit our activities; the failure of the companies to meet financial covenants and that BBX Capital may be required to make further capital contributions or advances to the acquired companies; as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, that personnel hired will not have the anticipated expertise or experience, and that the Company may not realize any anticipated benefits or profits from these companies. Further, Renin’s operations expose us to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound.  Past performance and perceived trends may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and its Annual Report on Form 10-K for the year ended December 31, 2014, which may be viewed on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.  BBX Capital cautions that he foregoing factors are not exclusive.

Exhibit 99.1

BBX CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION – UNAUDITED

	June 30,	December 31,
(In thousands, except share data)	2015	2014
ASSETS
Cash and cash equivalents	$58,520	58,819
Loans receivable	49,826	62,267
Real estate	126,139	118,285
Investment in unconsolidated real estate joint ventures	17,237	16,065
Investment in Woodbridge Holdings, LLC	69,630	73,026
Goodwill and other intangible assets, net	15,987	15,817
Other assets	53,316	48,657
Total assets	$390,655	392,936
LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC	-	12,348
Notes payable	23,932	29,673
Other liabilities	45,953	39,635
Total liabilities	69,885	81,656
Equity:
Total BBX Capital Corporation shareholders' equity	319,556	309,788
Noncontrolling interest	1,214	1,492
Total equity	320,770	311,280
Total liabilities and equity	$390,655	392,936

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(In thousands, except share and per share data)	2015	2014	2015	2014
Revenues:
Trade sales	$21,537	17,858	60,655	49,934
Interest income	2,720	1,120	5,628	4,178
Net (losses) gains on the sales of assets	(145)	1,031	15,296	4,908
Income from real estate operations	851	1,509	2,790	4,475
Other	572	388	1,490	1,877
Total revenues	25,535	21,906	85,859	65,372
Costs and expenses:
Cost of goods sold	16,186	13,060	44,216	36,606
BB&T's priority return in FAR distributions	-	105	68	658
Interest expense	5	238	125	1,197
Real estate operating expenses	1,003	1,436	3,048	4,927
Selling, general and administrative expenses	19,398	9,560	49,424	32,224
Total costs and expenses	36,592	24,399	96,881	75,612
Equity earnings in Woodbridge Holdings, LLC	10,306	7,635	5,941	21,965
Equity losses in unconsolidated real estate joint ventures	(158)	(205)	(753)	(237)
Foreign currency exchange loss	(236)	(319)	(635)	(485)
Recoveries from (provision for) loan losses	4,427	(656)	14,856	2,638
Asset (impairments) recoveries, net	(274)	(5,926)	1,599	(7,151)
Income (loss) before income taxes	3,008	(1,964)	9,986	6,490
(Benefit) provision for income taxes	(31)	-	(250)	6
Net income (loss)	3,039	(1,964)	10,236	6,484
Less: net loss (earnings) attributable to non-controlling interest	77	66	(1,948)	267
Net income (loss) attributable to BBX Capital Corporation	$3,116	(1,898)	8,288	6,751
Basic earnings (loss) per share	$0.19	(0.12)	0.51	0.42
Diluted earnings (loss) per share	$0.18	(0.12)	0.50	0.40
Basic weighted average number of common
shares outstanding	16,174,780	16,007,445	16,173,181	15,999,696
Diluted weighted average number of common and

Exhibit 99.1

common equivalent shares outstanding	16,852,269	16,007,445	16,692,062	16,773,270

BBX Capital’s equity earnings in Woodbridge were as follows:

	BBX Capital Equity Earnings in Woodbridge- Unaudited
	For the Three Months Ended September 30,
(Dollars in thousands)	2015	2014
Bluegreen Net Income	26,983	20,969
Net income attributable to Bluegreen non-controlling interest	3,732	3,759
Net income attributable to Bluegreen	$23,251	17,210
Woodbridge parent only net loss	(847)	(612)
Net income attributable to Woodbridge	22,404	16,598
BBX Capital interest in Woodbridge	46.00%	46.00%
BBX Capital earnings in Woodbridge	$10,306	7,635

	BBX Capital Equity Earnings in Woodbridge- Unaudited
	For the Nine Months Ended September 30,
(Dollars in thousands)	2015	2014
Bluegreen Net Income	60,906	58,491
Net income attributable to Bluegreen non-controlling interest	9,343	8,797
Net income attributable to Bluegreen	$51,563	49,694
Woodbridge parent only net loss	(38,649)	(1,944)
Net income attributable to Woodbridge	12,914	47,750
BBX Capital interest in Woodbridge	46.00%	46.00%
BBX Capital earnings in Woodbridge	$5,941	21,965